SUB-ADMINISTRATION AGREEMENT

THIS SUB-ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the 23rd day of July, 2018 (the “Effective Date”), by and between Highland Capital Management Fund Advisors, L.P., a limited partnership formed under the laws of the state of Delaware and NexPoint Advisors, L.P., a limited partnership formed under the laws of the state of Delaware (together, the “Adviser”), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS, each of the trusts set forth in Schedule I (Funds), as such Schedule I may be amended from time to time, attached hereto (each a “Trust” or “Fund” and collectively the “Trusts” or the “Funds”) is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser serves as investment advisor and administrator to the Trusts, and in such capacity has been authorized to engage third parties to provide certain services to the Trusts and Funds;

WHEREAS, the Adviser desires that the Administrator assist each Trust in its capacity as sub-administrator in regard to certain administrative, accounting and compliance services listed on Schedule II (Services) attached hereto with respect to the Trust and the Funds;

WHEREAS, the Administrator is willing to provide such services on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Adviser and the Administrator hereby agree as follows:

SECTION 1 DEFINITIONS

1.01	“1940 Act” shall have the meaning given to such term in the preamble of this Agreement.

1.02

“Adviser” means Highland Capital Management Fund Advisors, L.P., NexPoint Advisors, L.P. or any other Person acting as an “adviser” to the Trust within the meaning of the Investment Advisers Act of 1940.

1.03

“Aggregated Data” refers to aggregated, de-identified and statistical data captured by the Administrator from the performance and operation of the System and Services, including, without limitation, the number of records or accounts in a System, the number and types of transactions processed, the number and types of reports run, the length of time needed for the system to process requests, and system configurations such as hardware, operating systems, internet service providers and mobile networks used by customers to access the Services.

1.04	“Board” means any board of directors, board of trustees, board of managers, managing members, general partners or other Persons having similar responsibilities to any of the foregoing.

1.05	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.06

“Conversion” means the processes and activities required to transfer the books and records of the Trust from the Trust or its prior administrator, import the Trust’s data and files into the Administrator’s system and such other processes and activities identified as the responsibility of the Administrator in accordance with the Conversion Plan.

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1.07	“Conversion Plan” shall have the meaning given to such term in Section 2.05 of this Agreement.

1.08	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.09	“Fund” shall have the meaning given to such term in the preamble of this Agreement.

1.10	“Gross Negligence” means a conscious, voluntary act or omission in reckless disregard of the need to use reasonable care or of a legal duty and the rights of, or consequences to, others.

1.11	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.12	“Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.13	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of the Trust.

1.14	“Live Date” means the date on which the Trust is converted onto the Administrator’s system and the Administrator begins calculating the Trust’s official net asset values (“NAV”).

1.15

“Organizational Documents” means, as applicable, the articles of incorporation, agreement and declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and interest holders in the Trust.

1.16	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.17	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.18	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.19	“Services” shall have the meaning given to such term in Section 2.01 of this Agreement.

1.20

Unless the context otherwise requires and except as otherwise specified in this Agreement, the term the “Trust” shall include, as applicable, a sponsor, general partner, trustee or other Person having similar status or performing similar functions, as the case may be, acting on behalf of the Trust.

1.21	“Trust Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

1.22

“Trust Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or its investment adviser from time to time, as appropriate, including all amendments, supplements or appendices thereto.

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SECTION 2 APPOINTMENT AND CONTROL

2.01

Services. The Trust hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of the Trust for the Term and subject to the provisions hereof. The Administrator shall timely perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule II (Services), which may be amended from time to time in writing by the parties (“Services”). In such event, Administrator and the Trust agree to negotiation in good faith with respect to any such amendments. In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Organizational Documents and Trust Materials as they may be amended (to the extent that copies of such documents are delivered to the Administrator).

2.02

Authority. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of the Trust shall be subject to the overall direction and control of the Trust or any Person authorized to act on the Trust’s behalf (including, without limitation, the Trust’s Board); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the Trust Materials, all applicable resolutions and/or directives of the Board of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. In the event that a Fund desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator’s performance of the Services hereunder, such Fund shall notify the Administrator in advance of such amendment and the parties will work together in good faith to minimize the impact of such change on the Administrator’s operations and, if agreed to by both the Administrator and the Fund, to compensate the Administrator in connection therewith; provided, however, that in the event that the amendments to the Organizational Documents result in a material impact on the Administrator’s performance of the Services hereunder and the parties are unable to agree in good faith to revised fees within a reasonable period of time following such change, then the Administrator shall have the right to terminate this Agreement upon ninety (90) days’ prior written notice. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Trust and (ii) shall not provide any investment advisory services to the Trust, and shall have no liability related to the foregoing.

2.03

Third Parties; Affiliates. The Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to the Trust for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator and the Administrator shall not delegate final sign-off or delivery of any Service without prior consent of the Trust, which consent shall not be unreasonably withheld. The Trust acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties (subject to the above) located in or outside of the United States of America.

2.04

Trust Data. The Trust shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of the Trust pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies

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with respect to the Trust’s Investments as approved by the Trust’s auditors, (iv) the terms of any agreement between the Trust and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services, (v) trade and settlement information from prime brokers and custodians), and (vi) information or instructions provided to the Administrator via the Web Access (defined in Section 12, below) (collectively, “Trust Data”). All Trust Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. The Trust shall have an ongoing obligation to promptly update all Trust Data so that such information remains complete and accurate. All Trust Data shall be prepared and maintained, by or on behalf of the Trust, in accordance with applicable law, Trust Materials and generally acceptable accounting principles. The Administrator shall be entitled to rely on all the Trust Data and shall have no liability for any loss, damage or expense incurred by the Trust or any other Person to the extent that such loss, damage or expense arises out of or is related to the Trust Data that is not timely, current, complete and accurate.

2.05

Conversion Plan. Promptly following the Effective Date, the Administrator shall prepare a project plan (“Conversion Plan”) that sets forth the respective roles and responsibilities of each of the parties in connection with the Conversion or other implementation of the Trust onto the Administrator’s system.

2.06

Records; Visits. The Administrator will maintain accurate books and records associated with the Services, including without limitation, transactional reports, work specifications, invoices from third party service providers, and receipts. The books and records pertaining to the Trust and the Trust’s Funds which are in the possession or under the control of the Administrator shall be the property of the Trust. Subject to the Administrator’s confidentiality obligations, the Trust and authorized Persons of the Trust shall, at no additional cost, have reasonable access to such books and records at all times during the Administrator’s normal business hours on mutually agreed upon dates. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Administrator to the Trust or to an authorized Person of the Trust, at the Trust’s expense.

The Administrator shall keep the books and records it prepares in connection with the services provided hereunder with respect to each Fund as required pursuant to Rule 31a-1 of the 1940 Act, applicable provisions of the 1933 Act (as amended), and such books and records shall be preserved pursuant to Rule 31a-2 of the 1940 Act.

In the event the Trust learns of pending or imminent litigation or reasonably anticipates litigation and sends a legal hold notice to the Administrator or in connection with such litigation the Trust requires documents or other information to be produced, the Administrator agrees to reasonably cooperate with the Trust (i) to determine what if any relevant documents and information the Administrator has that may be subject to the hold and to take reasonable steps to preserve that information, and (ii) to develop and implement a joint litigation response plan, at the request of the Trust and the reasonable cost of such steps incurred by the Administrator shall be assumed by the Trust unless the parties mutually agree, or it has been determined by a court of competent jurisdiction, that the subject matter of the litigation resulted from Administrator’s breach of its obligations under this Agreement, in which case the Administrator shall be responsible for its own reasonable costs related to such legal holds, document production or other litigation responses.

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The Administrator agrees that it will store records it prepares in accordance with performance of the Services on media designed to protect the usability, reliability, authenticity and preservation of such records for as long as they are needed for the Trust or Fund to meet its recordkeeping obligations under this Agreement and consistent with the 1940 Act and applicable provisions of the 1933 Act (as amended). The Administrator agrees that systems for electronic records must be designed so that records will remain accessible, authentic, reliable and useable through any kind of system changes, for the entire period of the Trust’s recordkeeping obligations under this Agreement and consistent with the 1940 Act, which includes, but is not limited to, migration to different software, re-presentation in emulation formats or any other future ways of re-presenting records.

2.07

Relationship Services. Within six months of the initial Live Date with respect to each Fund, the parties shall co-develop a separate relationship scorecard (the “Relationship Scorecard”) for each of the following components of the Services, as applicable:

•	Fund Accounting

•	Financial Reporting

•	Valuation

•	Tax

•	Regulatory Administration

•	Post-trade compliance

The Relationship Scorecard shall be prepared quarterly in arrears, containing metrics identified by the parties used to determine a composite score for each component of the Services indicated above (i.e. not combined across Service components).

On a quarterly basis, the Administrator will meet in person with the Adviser, the Board and their representatives to discuss the Relationship Scorecard, the factors contributing to each composite score, and any steps to be taken to improve unsatisfactory scores.

SECTION 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUST

3.01	The Trust represents and warrants that:

3.01.01.

it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally;

3.01.02.

it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which are reasonably likely to, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

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3.01.03.

no existing Interest holder is a designated national and/or blocked person as identified on the Office of Foreign Assets Control’s list maintained by the U.S. Department of Treasury (found at http://www.treas.gov.ofac) or any other relevant regulatory or law enforcement agencies, as applicable to the Fund;

3.01.04.

it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

3.01.05.

as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized the issuance of an indefinite number of shares and has elected to register an indefinite number of shares in accordance with Rule 24f-2 under the 1940 Act;

3.01.06.	it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations;

3.01.07.

it has a valid engagement with an independent auditor, custodian and broker and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request;

3.01.08.	if necessary, any shareholder approval of this Agreement has been obtained;

3.01.09.

it has notified the Administrator of any and all separate agreements between the Trust and any third party that could impact the Administrator’s performance of its obligations pursuant to this Agreement; and

3.01.10.

it has disclosed the terms of any agreement between the Trust and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services.

3.02	The Trust covenants and agrees that:

3.02.01.	it will provide the Administrator from time to time with complete copies, authenticated or certified, of each of the following:

(a)	The Trust’s current Organizational Documents and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(b)

Resolutions of the Board covering the approval of this Agreement, authorization of a specified officer or officers of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct the Administrator.

(c)	A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.

(d)	Copies of all Trust Materials, including the current prospectus and statement of additional information for the Trust.

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(e)	A list of all issuers the Trust is restricted from purchasing.

(f)	A list of all issuers and or indices that any Fund in the Trust will invest in and/or track.

(g)	A list of all affiliated persons (as such term is defined in the 1940 Act) of the Trust that are broker-dealers.

(h)	The identity of the Trust’s auditors along with contact information.

(i)	The expense budget for each Fund for the current fiscal year.

(j)

A list of contact persons (primary, backup and secondary backup) of the Trust’s investment adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

(k)	Copies of all Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

The Trust shall promptly provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.

3.02.02.

it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Administrator with all the Trust Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.

it will notify the Administrator as soon as reasonably practical in advance of any matter which is reasonably likely to materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.

it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

3.02.05.

any reference to the Administrator or this Agreement in the Trust Materials shall be limited solely to the description provided by the Administrator in writing from time to time or such other description as the parties shall mutually agree in advance and in writing;

3.02.06.

it shall be solely responsible for its compliance with applicable investment policies, Trust Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to its own non-compliance with Trust Materials, and applicable policies, laws and regulations governing the Trust, its activities or the duties, actions or omissions of the investment manager; and

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3.02.07.	it has an agreement in place with the Adviser pursuant to which the Adviser shall review the portfolio composition file and confirm that it is complete and accurate.

SECTION 4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

4.01	The Administrator represents and warrants that:

4.01.01.

it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

4.01.02.

it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.

it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

4.02	The Administrator covenants and agrees that:

4.02.01.

it will notify the Trust as soon as reasonably practical in advance of any matter which is reasonably likely to materially affect the Administrator’s performance of its duties and obligations under this Agreement;

4.02.02.

to the extent applicable to the provision of the Services, it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

SECTION 5 LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01

THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR. EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S BAD FAITH, FRAUD, GROSS NEGLIGENCE (AS DEFINED HEREIN), WILLFUL MISCONDUCT OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, THE ADMINISTRATOR’S AGGREGATE LIABILITY TO THE FUND WILL BE LIMITED TO MONETARY DAMAGES MUTUALLY AGREED UPON FROM TIME TO TIME IN A SEPARATE WRITING EXECUTED BY THE PARTIES (THE “AGREEMENT TERMS LETTER”). For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or

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delay of the Trust or its agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on the Trust Data. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE ADMINISTRATOR OR THE TRUST BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE FUND OR THE ADMINISTRATOR IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.02

The Administrator may, from time to time, provide to the Trust services and products (“Special Third Party Services”) from external third party sources that are Pricing Sources or other similar service providers (“Special Third Party Vendors”). The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, the Trust shall honor reasonable requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Trust further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such the Trust’s internal use, and as an aid in connection with the receipt of the Services. The Trust may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such the Trust’s investors; however the Trust shall not distribute any Special Third Party Services to other third parties (other than to the Trust’s Representatives (defined below) who need to receive such information or Special Third Party Services in order for the Trust to perform its obligations under this Agreement. THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE FUND IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

5.03

The Trust shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person of the Trust; provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from the Administrator’s bad faith, fraud, Gross Negligence, willful misconduct or criminal misconduct in the performance of the Services; (ii) any violation by the Trust or any agent of the Trust of any applicable investment policy, law or regulation; (iii) any misstatement or omission in Trust Materials or any the Trust Data; (iv) any material breach by the Trust of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of the Trust, the Trust’s

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former administrator prior to the Effective Date, a Special Third Party Vendor, the Trust’s other service providers (such as custodians, prime brokers, transfer agents, investment advisers and sub-adviser(s); (vi) any pricing error caused by the failure of the Trust’s investment adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; or (vii) any act or omission of the Administrator as a result of the Administrator’s compliance with the Regulations, including, but not limited to, returning an investor’s investment or restricting the payment of redemption proceeds.

5.04

The Administrator may apply to the Trust, the Trust’s sponsor or any Person acting on the Trust’s behalf at any time for instructions and may consult counsel for the Trust or the Trust’s sponsor or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts provided that Administrator has consulted with an authorized Person of the Trust and received authorization from such authorized Person of the Trust regarding the Administrator’s proposed course of action or non-action specific to the Trust or a Fund. Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of the Trust until receipt of written notice thereof. To the extent that the Administrator consults with the Trust counsel pursuant to this provision, any such expense shall be borne by the Trust.

5.05

The Administrator shall have no liability for its reliance on the Trust Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, the sponsor) or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.06

The Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of securities. Further, the Trust assumes full responsibility for the preparation, contents and distribution of its Trust Materials and its compliance with all applicable laws, rules, and regulations.

5.07

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited; provided however, that the Administrator shall promptly reimburse the Trust for any such advanced expenses to the extent it is determined by a court of competent jurisdiction that Administrator is not entitled to indemnity hereunder. If in any case the Trust is asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

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5.08

The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will advance to the Administrator the fees and expenses of any counsel retained by the Administrator. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.09

Notwithstanding any disclaimers by the Administrator of liability to a Fund herein, the Administrator shall not be absolved of liability for any of its acts or omissions in connection with any Services performed pursuant to this Agreement to the extent such liability arises out of the Administrator’s bad faith, fraud, Gross Negligence, willful misconduct or criminal misconduct.

5.10

THE TRUST AND THE ADMINISTRATOR HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT, INCLUDING THE PRICING, WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

5.11	The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6 VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by prior administrators, brokers, custodians and investment advisers (including, without limitation, the sponsor) of an underlying fund in which the Trust invests, if applicable, or any third-party pricing services selected by the Administrator, the Trust’s investment adviser or the Trust (collectively hereinafter referred to as the “Pricing Sources”) as reasonably necessary in the performance of the Services. The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by the Trust’s investment adviser or the applicable underlying fund. In the event that the Trust’s Adviser does not provide a timely value for an underlying fund, the Administrator shall confirm with an authorized Person of the Trust regarding the appropriate valuation. The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the Trust shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information. The Trust shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7 ALLOCATION OF CHARGES AND EXPENSES

7.01	The Administrator. The Administrator shall furnish at its own expense the facilities and personnel necessary to perform its obligations under this Agreement.

7.02

Fund Expenses. The Trust assumes and shall pay or cause to be paid all expenses of the Trust (including any Fund of the Trust) not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Trust Materials, proxy solicitation, tender offer materials and notices to existing

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shareholders; all expenses incurred in connection with issuing and redeeming shares; the costs of Pricing Sources; the costs of loan credit activity data; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the shares under Federal and state securities laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any reports or services requested by the Trust; any expense, if applicable, incurred to reprint the Trust documents identifying the Administrator (along with its address and telephone number) as the Trust’s new administrator; costs associated with DST FanMail or similar reporting service; bank service charges; NSCC trading charges; fees and out-of-pocket expenses of Board members; the costs of Board meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses (provided that such expenses are not the result of a breach of this Agreement by Administrator); and all fees and charges of service providers to the Trust. The Trust shall reimburse the Administrator for its reasonable costs and out-of-pocket expenses incurred in the performance of the Services expenses, including all reasonable charges for independent third party audit charges, printing, financial reporting software/typesetting fees, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties. Upon request, the Administrator will provide reasonable supporting documentation for all such costs and out-of-pocket expenses.

SECTION 8 COMPENSATION

8.01

Fees. Trust shall pay to the Administrator compensation for the Services its pro-rata portion of the fees set forth in the Agreement Terms Letter which shall be deemed a part hereof, and incorporated herein. Trust shall have no right of set-off. The fees set forth herein are determined based on the characteristics of the each Fund as of the Effective Date. Any material change to the characteristics of a Fund may give rise to an adjustment to the fees set forth in this Agreement. In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith; provided, however, that if the parties cannot in good faith agree on such adjustment to the fees within a reasonable period of time, the Administrator may terminate this Agreement upon ninety (90) days’ prior written notice to the Trust. Trust shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Administrator shall issue a monthly invoice to the Trust noting all fees and expenses payable hereunder. Payment is due within thirty (30) days of the receipt. Trust shall pay the foregoing fees despite the existence of any dispute among the parties, except with respect to an ongoing good faith dispute between the parties over the amount of fees owed. If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Agreement Terms Letter.

8.02

Adjustment of Fees. Trust acknowledges that from time to time after the Initial Term, Administrator may increase all non-asset based Fees upon thirty days written notice to the Trust, in an amount equal to the greater of: (a) five percent; or (b) the percentage increase in the Consumer Price Index for All Urban Consumers, Philadelphia-Wilmington-Atlantic City since the Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that Administrator may not increase the Fees more than one time during any twelve-month period. Notwithstanding the above, in the event of an increase to Administrator’s costs for Special Third Party Services, Administrator may at any time upon thirty days written notice increase the Fees applicable to such Special Third Party Services, provided, that such fee increase will not exceed the applicable percentage increase in costs incurred by Administrator with respect to such Special Third Party Services.

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SECTION 9 DURATION AND TERMINATION

9.01

Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive two year terms (each such period, a “Renewal Term”, and together with the Initial Term, the “Term”) unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

9.02	Termination for Cause.

9.02.01.

This Agreement may be terminated by any party giving prior notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.

This Agreement may be terminated with respect to a particular Fund by any party giving ninety days prior notice in writing to the other parties prior to the Liquidation (as hereinafter defined) of such Fund. For purposes of this paragraph, the term “Liquidation” shall mean a transaction in which all the assets of a Fund are sold or otherwise disposed of and proceeds therefrom are distributed in cash to shareholders in complete liquidation of the interests of such shareholders in the Fund. A termination pursuant to this Section 9.02.02 shall be effective as of the date of such liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve the Fund of its obligation to pay its pro rata allocation of the fees set forth on the Agreement Terms Letter for the remainder of the ninety day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

9.02.03.

If the Administrator is unable to successfully convert the Trust or any Fund to its operational environment within a reasonable period of time following the Effective Date (or such later date on which an additional Fund is added to this Agreement) due to untimely, inaccurate or incomplete Trust Data, the Administrator shall have the right to terminate this Agreement, in its entirety or solely with respect to such Fund, upon ninety (90) days’ written notice and such termination shall be effective upon the date set forth in such notice.

9.02.04.

Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, change in investment advisor, re-structuring, re-organization or any other decision involving the Trust or any affiliate (as defined in the 1940 Act) of the Trust that causes it to cease to use the Administrator as a provider of the Services in favor of another service provider prior to the expiration of the then current Term of this Agreement, the Administrator shall use reasonable efforts to facilitate the deconversion of the Trust to such successor service provider; provided, however that the Administrator makes no guaranty that such deconversion

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shall happen as of any particular date. In connection with the foregoing and prior to the effective date of such deconversion, the deconverting Trust shall pay to the Administrator all fees and other costs as set forth in the Agreement Terms Letter as if the Administrator had continued providing Services until the expiration of the then current Term and calculated based upon the assets of the deconverting Trust on the date notice of termination in accordance with this Section was given. This Agreement shall terminate effective as of the conclusion of the deconversion as set forth in this Section.

9.03	Effect of Termination.

9.03.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.02.

After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall send to the Trust, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Trust in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.03.

In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by the Trust, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

9.03.04.

The parties recognize that the continuity of the provision of Services to the Funds under this Agreement is essential, even though notice of termination of this Agreement may have been given, or this Agreement may have terminated. Despite any dispute between the parties, the Administrator undertakes that for a reasonable period not exceeding ninety days after termination the Administrator will continue to provide to the Trust the Services under the terms of this Agreement, as requested by the Trust. In the event this Agreement is terminated and for any reason the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in the Agreement Terms Letter, the amount of all of the Administrator’s reasonable expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents. The Administrator will, in addition, provide commercially reasonable support for orderly transition, including the transfer of the books and records of the Funds, in accordance with a transition plan (as set forth below) at such rates as are negotiated in good faith and mutually agreed to by the parties. Any provision of services after the ninety day period following the date of termination shall be under terms and at such rates as are negotiated in good faith and mutually agreed to by the parties. The Administrator will provide commercially reasonable cooperation with any successor fund administrator/accountant in connection with the transition.

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In connection with any termination of the Agreement for any reason whatsoever, the parties shall also reasonably cooperate with respect to the development of a transition plan setting forth a reasonable timetable for the transition and describing the parties’ respective responsibilities for transitioning the services back to a Fund or any successor fund administrator/accountant in an orderly and uninterrupted fashion. This section 9.03.04 shall survive the termination of this Agreement.

SECTION 10 CONFLICTS OF INTEREST

10.01

Non-Exclusive. The services of the Administrator rendered to the Trust are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to the Trust or Person acting on the Trust’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:

10.02.01.

an Interested Party from buying, holding, disposing of or otherwise dealing in any shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of shares;

10.02.02.

an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of the Trust;

10.02.03.

an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of shares or Investments effected by it for the account of the Trust; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

10.02.04.

an Interested Party from contracting or entering into any financial, banking or other transaction with the Trust or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm’s length.

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SECTION 11 CONFIDENTIALITY

11.01

Confidential Information. The Administrator and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those of its affiliates and its and their respective directors, officers, partners, employees, agents, contractors, subcontractors, licensees or advisors (including, without limitation, attorneys, accountants and consultants) of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, technology service providers, contractors, subcontractors, licensors and licensees of any agent or affiliate, each who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement (its “Representatives”). In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder; provided, however, that nothing herein shall limit the Administrator’s ability to collect and use Aggregated Data for the purpose of monitoring the performance, operation or security of the Administrator’s systems or monitoring, enhancing and creating new services. For the avoidance of doubt, such Aggregated Data will not reveal or be capable of revealing the identity of a Fund or any investor in a Fund to any third party, other than to the Administrator’s permitted third party contractors who are involved in the compilation of the Aggregated Data. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the terms of (or any exercise of rights granted by) this Agreement, technical data; trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02

Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party or its Representatives to be free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party not known by Receiving Party to be under any obligation of confidentiality to Disclosing Party with respect to such information and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party in violation of this Agreement; (d) is independently developed by or for the Receiving Party or its Representatives without reference to or use of any Confidential Information of the Disclosing Party; or (e) is requested or required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall, to the extent permitted by law, rule or regulation, and except in connection with an examination by a regulatory agency, advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity (at its sole expense) to contest, limit and/or assist the Receiving Party in crafting such disclosure).

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11.03

Permitted Disclosure. The Receiving Party shall advise its Representatives of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its Representatives with such obligations. In addition, the Receiving Party shall require all Representatives that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, have executed confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04

Effect of Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain copies of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of the Trust that resides in data backups of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Article 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

SECTION 12 MISCELLANEOUS PROVISIONS

12.01

Internet Access. Data and information may be made electronically accessible to the Trust, its adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”). As between the Trust and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”). The Trust recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. Use of the Web Access by the Trust or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

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12.02

Independent Contractor. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of the Trust and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of the Trust. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03

Assignment; Binding Effect. The Trust may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Trust’s obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Trust or any Fund may assign this Agreement to, and the Agreement may be assumed by, a successor or survivor of a merger, consolidation, conversion, reorganization, redomestication, or acquisition of substantially all of the assets of any Fund, upon such succession or transaction and without any appointment or other action by the Trust on behalf of such Fund, or the Administrator. The Administrator may assign or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement and such assignment does not impair the provision of Services under this Agreement in any material respect and further provided that the Administrator gives the Trust 30 days’ prior written notice to such assignment. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04

Agreement for Sole Benefit of the Administrator and the Trusts. This Agreement is for the sole and exclusive benefit of the Administrator and the Trusts and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or the Trust or (ii) the sponsor. The clients or customers of the Administrator or the Trust will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

12.05

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania or the United States District Courts for the Eastern District of Pennsylvania for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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12.06

Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07

Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08

Notice. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement.

12.08.01.

Notices to the Administrator shall be sent to the attention of: General Counsel, SEI Investments Global Trusts Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to the Trust’s current relationship manager.

12.08.02.	Notices to the Trust shall be sent to the persons specified in Schedule III (Notice Instruction Form).

12.09

Entire Agreement; Amendments. This Agreement and the separate Agreement Terms Letter referenced in Section 5.01 and Section 8.01 sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters (except the Agreement Terms Letter), proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10

Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

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12.11

Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12

Anti-Money Laundering Laws. In connection with performing the Services set forth herein, the Administrator may provide information that the Trust may rely upon in connection with the Trust’s compliance with applicable laws, policies and regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”). The Trust and the Administrator agree that the Trust shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to the Trust under this Agreement and the Administrator shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it. Without in any way limiting the foregoing, the Trust acknowledges that the Administrator is authorized to return an investor’s Investment in any Fund and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations.

12.13

Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake; disease or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. Notwithstanding the foregoing, the Administrator shall use its commercially reasonable efforts to resume performance and to mitigate the effects of any such failure to perform or to mitigate the damages contemplated by this section 12.13 where it is reasonably able to do so and further provided that the Administrator shall, subject to the terms of this Agreement be liable for any losses to a Fund to the extent that the Administrator fails to maintain or keep updated a business continuity plan and such failure caused a loss to a Fund. If the Administrator is prevented from carrying out its obligations under the Agreement as a result of a force majeure event for a period of 30 days, the Trust may terminate the Agreement by giving the Administrator not less than 30 days’ notice, without prejudice to any of the rights of any party accrued prior to the date of termination; provided, however, that if the force majeure event is a regional wide or market wide event that has similarly affected substantially all other providers of services to funds substantially similar to the services provided hereunder in such region or market, the Trust’s termination right shall only arise at such time that two (2) or more of such providers are reasonably able and have begun to recommence the provision of such services. If the Administrator recommences the provision of the affected services in all material respects prior to the exercise by the Trust of its termination right, such termination right shall lapse if the Administrator gives notice to the Trust that it has done so (and it has in fact so recommenced the provision of services) and the Trust has not already provided notice of termination prior to such notice by the Administrator that it has recommenced the services in all material respects.

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12.14

Equipment Failures. In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto unless losses of the Trust are the direct result of the Administrator’s failure to develop and/or maintain a plan of recovery from equipment failures. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.15

Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, the Trust shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the Administrator during the prior year. If the Trust breaches this provision, the Trust shall pay to the Administrator liquidated damages equal to 100% of the most recent twelve month salary of the Administrator’s former employee together with all legal fees reasonably incurred by the Administrator in enforcing this provision. The foregoing restriction on solicitation does not apply to (i) unsolicited applications for jobs, or (ii) responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.16

Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.17

Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

12.18

Publicity. Except to the extent required by applicable Law, neither the Administrator nor the Trust shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to the Trust over other clients, nothing herein shall prevent the Administrator from (i) placing any Fund’s or the Investment Manager’s name and/or company logo(s) (including any registered trademark or service mark) on the Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Administrator) and/or marketing material which will include such entities’ name, logo and those services provided to the Fund(s) by the Administrator; (ii) using the Trust as reference; or (iii) otherwise orally disclosing that the Trust is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if the Trust desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

12.19

Insurance. The Trust hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement, including commercially reasonable fidelity bond(s), errors and omissions, directors and officers, professional liability insurance; provided, however, that the amount of insurance coverage shall in no way affect a party’s obligations or liability as otherwise set forth in this Agreement. Without limiting the foregoing, in the event that the Administrator makes an employee of the Administrator available to the Trust to serve as an officer of the Trust, the Trust shall

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maintain professional liability (directors’ & officers’ and errors and omissions) insurance with limits of not less than $5 Million per occurrence (“Officer Insurance Minimum”), and the SEI employee officer of the Trust shall be specifically covered by such Officer Insurance Minimum. All of the foregoing policies shall be issued by insurance companies having an “A minus” rating or better by A.M. Best Company or an equivalent Standard & Poor’s rating. The Trust shall furnish Certificates of Insurance evidencing all of the foregoing insurance coverages upon execution of this Agreement, and annually upon the written request of the Administrator. Annually upon the written request of the Administrator, the Trust shall provide insurance policy documentation evidencing the Trust’s “additional insured” status with respect to the Trust’s Commercial General Liability and “loss payee” status with respect to the Trust’s Fidelity Bond. The Trust shall promptly inform the Administrator of any material changes to its policies, endorsements or coverages, including the fact that the professional liability coverage required above has fallen below the Officer Insurance Minimum, if applicable. The Administrator has and will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as are commercially reasonable, taking into account the nature of its business, the associated risks and the cost and availability of insurance having commercially viable terms and conditions. The Administrator agrees to provide to the Trust certificates of its applicable insurance coverage, and shall provide an update at the Trust’s written request, but no more frequently than annually.

12.20

Information Security. The Administrator has implemented, and agrees to maintain, information security policies and programs appropriate considering the size, scope and complexity of Administrator’s business, and consistent with and all applicable statutes, rules or regulations, that include commercially reasonable administrative, physical and technical safeguards designed to (i) protect the privacy, confidentiality, integrity and availability, against any reasonably foreseeable threats or hazards to the Funds’ Confidential Information and (ii) reasonably protect against accidental, unlawful or unauthorized access, copying, damage, destruction, disclosure, distribution, loss, manipulation, modification, processing, use, reuse, interception, or transmission of such Confidential Information. This Section 12.20 shall survive the termination of this Agreement for so long as the Administrator is in possession of the Funds’ Confidential Information.

The Administrator has implemented, and agrees to maintain, commercially reasonable administrative safeguards that include, but are not limited to, (i) security awareness training designed to ensure understanding of responsibilities in guarding against security events and unauthorized use or access to Confidential Information, (ii) logging procedures to proactively monitor user and system activity, (iii) due diligence processes for any approved subcontractors processing Confidential Information, (iv) access termination procedures for timely revocation of access, (v) periodic user entitlement review processes, (vi) software development and change management processes, and (vii) security incident management policies and procedures for the detection, investigation, notification, evidence preservation and remediation.

The Administrator has implemented, and agrees to maintain, commercially reasonable physical safeguards that include, but are not limited to, (i) access controls at facilities processing Confidential Information, (ii) secured transport and appropriate disposal of physical media and paper waste containing Confidential Information, and (iii) controls designed to protect against environmental hazards (e.g., water or fire damage).

The Administrator has implemented, and agrees to maintain, commercially reasonable technical safeguards.

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The Funds, acting collectively through an authorized representative reasonably acceptable to the Administrator and subject always to the restrictions of Administrator’s information security program, at no additional expense and with reasonable notice, may no more than once per year inspect documentation concerning the Administrator’s information security practices and safeguards and may visit facilities relevant to the services provided to a Fund. In addition and no more than annually, the Administrator will participate in the Trust’s reasonable information security questionnaire processes.

The Administrator will notify a Fund as promptly as reasonably possible under the circumstances, upon learning of a Security Incident (as defined below) involving a Fund’s Confidential Information. Security Incidents are defined as (1) the actual unauthorized access to or use of a Fund’s Confidential Information, or (2) the unauthorized disclosure, loss, theft or manipulation of a Fund’s Confidential Information that has the potential to cause harm to a Fund’s systems, employees, customers, information or brand name. Notification shall take the form of a phone call to the designated Fund contact(s) and shall include at a minimum, (a) problem statement or description, (b) expected resolution time (if known), and (c) the name and phone number of the Administrator representative that the Fund may contact to obtain updates. The Administrator agrees to keep the Fund informed of progress and actions taken to resolve the incident and reasonably cooperate with the Fund in any litigation or investigation arising from said incident. Unless such disclosure is mandated by law, the Fund in its sole discretion will determine whether to provide explicit notification to the Fund’s shareholders, customers or employees concerning incidents involving a Fund’s personally identifiable information relating to such persons.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

SEI INVESTMENTS GLOBAL FUNDS SERVICES		HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.
By: Strand Advisors XVI, Inc., its general partner

By:	/s/ John Ashelfski	By:	/s/ Frank Waterhouse
Name:	John Ashelfski	Name:	Frank Waterhouse
Title:	SVP	Title:	Treasurer

NEXPOINT ADVISORS, L.P.
By: NexPoint Advisors GP, LLC, its general partner

		By:	/s/ Frank Waterhouse
		Name:	Frank Waterhouse
		Title:	Treasurer

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SCHEDULE I

Funds

Advised by Highland Capital Management Fund Advisors, L.P.

Highland Floating Rate Opportunities Fund

Advised by NexPoint Advisors, L.P.

NexPoint Discount Strategies Fund (fka NexPoint Discount Yield Fund)

NexPoint Energy and Materials Opportunities Fund

NexPoint Event-Driven Fund (fka NexPoint Merger Arbitrage Fund)

NexPoint Healthcare Opportunities Fund

NexPoint Latin American Opportunities Fund

NexPoint Real Estate Strategies Fund

NexPoint Strategic Income Fund (fka NexPoint Opportunistic Credit Fund)

NexPoint Strategic Opportunities Fund (fka NexPoint Credit Strategies Fund)

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SCHEDULE II

List of Services

CLOSED END FUND SERVICES

I. PORTFOLIO ACCOUNTING SERVICES

Portfolio Accounting Services	Administrator Services	Responsibility of the Trust or its Delegate
Trade Capture

•  Set up and maintain securities in the Administrator’s portfolio accounting system

•  Pre-process trade files for automated trade processing, if applicable

•  Record trade activity in the portfolio accounting system on a daily basis as reported by the Investment Adviser or sub-adviser

•  Provide trade activity details in electronic format, on a daily basis

•  Notify the Administrator prior to any contemplated changes in the format, timing, delivery or content of trade files

•  Provide a daily operations contact person to whom the Administrator should direct queries on trade activity

Income Accruals

•  Calculate, accrue and verify interest and amortization accruals for fixed income instruments for each estimate or valuation date

•  Update accounting system to reflect rate changes on variable interest rate instruments

Receivables and Payables

•  Determine the outstanding receivables and payables for all (1) security trades, (2) portfolio share transactions and (3) income and expense accounts in accordance with the budgets provided by Trust or its Investment Adviser

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Corporate Action Activity Processing

•  Independently apply corporate actions to securities held in the portfolio on a daily basis via standard 3rd party independent pricing agents, when available, for each valuation date

•  Process mandatory/involuntary corporate actions based upon data received from market data provider(s), prime brokers, and or custodians

•  Process all non-mandatory asset servicing events received from the Investment Adviser with prime brokers, and or custodians

• Notify Administrator of non-mandatory/voluntary corporate actions that should be submitted.

Reconciliation

•  Prepare and provide daily (or as frequent as practicable) reconciliation report on transactions, cash and positions to Prime Broker, Custodian, or OTC Counterparty and Investment Manager (Triangular reconciliation)

Provide a monthly

•  workbook that includes cash reconciliations for each series of the Trust

•  Provide a weekly workbook that includes a separate aging of all cash breaks greater than five days for each series of the Trust

Security Valuations

•  Obtain portfolio security valuations from appropriate sources consistent with Trust’s pricing and valuation policies, and Administrator’s internal pricing controls, and calculate net asset value of the Trust and each Class.

• Provide broker quotes and adviser supplied prices on a daily basis in electronic format, if applicable.

Yields, Total Return, Expense Ratios, Turnover, Average Dollar-weighted Maturity	• Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate.

II. FUND ACCOUNTING SERVICES

Fund Accounting Services	Administrator Services	Responsibility of the Trust or its Delegate
Accounting books and records	• Maintain the Trust’s accounting books and records	• review and evaluate impact of each entry in NAV impact report provided

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Income and Expenses	• Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers.

Income and Expenses	• Prepare and provide monthly allocations of income and expenses, allocate new issue income to appropriate Classes and calculation of management fees by Class

Expenses	• Accrue expenses of the Trust according to instructions received from the Trust’s treasurer or other authorized representative (including officers of the Trust’s Investment Adviser).	• Review and approve annual expense budget. Review and approve proposed changes to the expense budget accruals, as deemed necessary.

NAV Calculation (Dealing NAV)

•  Calculate the net asset value (“NAV”) of the Trust and for each Class and series of shares outstanding and if applicable, each investor capital account, as applicable in accordance with the Trust’s legal operating terms for each valuation date

Income and Capital Gains Distributions	• Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent.

MLP Fund Deferred Tax Accrual	• Solely with respect to the MLP Fund, include deferred tax rate as provided by the Fund’s tax Accountant or directed by the Adviser	• Provide or cause to be provided to Administrator, the deferred tax rate for Administrator accruals

III. REGULATORY AND COMPLIANCE SUPPORT SERVICES

Regulatory and Compliance Support Services	Administrator Services	Responsibility of the Trust or its Delegate
Financial Statements and Regulatory Reporting

•  Prepare the Trust’s financial statements for review by Trust management and independent auditors, manage annual and semi-annual report preparation process, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and coordinate the preparation and filing of the following Forms and

• Review Trust’s financial statements

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shareholder reports with the SEC via EDGAR: Forms N-SAR, N-Q, N-CSR, N-CEN, N-PORT and 24f-2 and annual/semi-annual reports and such other reports, forms or filings as may be mutually agreed upon from time to time, and coordinate printing and filing with printing provider

Compliance

•  On a T+2 post-trade basis and based on the information available to the Administrator, periodically monitor the portfolios of the Trust for compliance with applicable limitations as set forth in the Trust’s then current Prospectuses or Statements of Additional Information (this provision shall not relieve Trust’s investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for ensuring such compliance, including on a pre-trade basis)

• Primary day-to-day responsibility for ensuring compliance, including on a pre-trade basis

IV. THIRD PARTY REPORTING SERVICES

Third Party Reporting Services	Administrator Services	Responsibility of the Trust or its Delegate
Registration Statements and Proxies	• Provide performance, financial and expense information for registration statements and proxies. Coordinate printing and delivery of such items.

•  Review Registration Statement and Proxy statements and provide sign off before filing. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.

Third Party Reporting

•  Communicate periodic net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies.

• Provide written instruction to the Administrator in order to distribute Trust NAVs or other requested financial information to a 3rd party

Additional Reports

•  Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports upon the request of a Trust or its Investment Adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report

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V. ADMINISTRATION SERVICES

Administration Services	Administrator Services	Responsibility of the Trust or its Delegate
Performance	• Provide performance reporting data to Trust and its Investment Adviser.

Business Continuity and Disaster Recovery Services	• Maintain a business continuity and disaster recovery plan for the Administrator’s operations, systems hardware, software and data

VI. AUDIT AND TAX SUPPORT SERVICES

Audit and Tax Support Services	Administrator Services	Responsibility of the Trust or its Delegate
Subchapter M

•  Monitor the Trust’s compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company

•  Subject to payment of agreed upon Tax Services Fees, perform mutually agreed ad-hoc reports and calculations upon request

Federal and State Tax Returns

•  For Funds that are registered investment companies under the 1940 Act, Prepare and file federal and state income, excise, and franchise tax returns (including any and all extensions) for the Trust other than those required to be prepared and filed by the Trust’s transfer agent or custodian

1099s

•  Prepare for review by Trust management and independent tax advisor data for year-end 1099’s and supplemental tax letters

•  Coordinate Form 1099-DIV mailings/ICI file delivery

•  Prepare and file all form 1099-MISC forms for eligible payments made by the Funds initiated by Administrator[1]

•  Prepare all ICI files for all Funds (ICI Primary, ICI Secondary, ICI NRA, etc.)

• Review and approve data for year-end 1099’s and supplemental tax letters

ASC 740

•  ASC 740 monitoring and analysis for financial statement disclosure, if necessary, including preparation of ASC 740 memo, except with respect to uncertain tax positions which will be created by the Trust

•  For Funds that are not Regulated Investment Companies, prepare daily deferred tax asset/liability calculations for inclusion in the daily NAV at management’s direction.

• Prepare ASC 740 memo for uncertain tax positions

[1]	Note: SEI cannot prepare or file 1099s for payments made by State Street Bank.

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Excise Tax	• Compute any excise tax distribution requirement and its related tax liability • Subject to payment of applicable tax services fees, Perform agreed upon ad-hoc reports and calculations upon request

FATCA/CRS

•  Maintain original tax forms (W-8s, W-9s) for vendors, counterparties, etc.

•  Provided data existing within the Administrator’s system to the Fund as support for filings and reporting requirements as requested

Audit

•  Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to the independent public accountants of the Trust in connection with the preparation of any audit or report requested by Trust, including the provision of a conference room at the Administrator’s location if necessary (in this regard, Trust’s independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business)

VII. ONLINE REPORTING SOLUTIONS

SEI Manager Dashboard	Administrator Services	Responsibility of the Trust or its Delegate
Implementation

•  Aggregate and consolidate data from source systems based upon service levels of outsourcing agreement with SEI

•  Provide web-based reporting to Investment Adviser for access to Trust, position, and transaction data from source systems

•  Provide flexible reporting tool which allows users to customize reports

•  Provide online document retrieval tool via the SEI manager dashboard

•  Set up and configure Investment Adviser users and provide training

• Provide users and their permissions to be set-up • Provide requirements for initial configuration
Production	• Create and maintain users and entitlements on the website • Maintain daily controls and reconciliation of data loaded to the data warehouse from the source systems	• Provide any ongoing user permission changes or new user setups

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Regulatory Administration Services

•	Provide financial officers for purposes of Sarbanes-Oxley review and certification of regulatory filings and compliance with disclosure controls and procedures;

•	Provide individuals to serve as ministerial officers of Trust, as requested;

•	Coordinate with Trust’s counsel on filing of Trust’s registration statements and proxy statements, and coordinate printing and delivery of Trust’s prospectuses and proxy statements;

•

Coordinate Trust’s board of trustees’ schedule, agenda and production of all board of trustees meeting materials and resolutions (including quarterly, telephonic and special meetings), and attend in-person regular board of trustees meetings;

•	Provide consultation to Trust on regulatory matters relating to the operation of Trust as requested and coordinate with Trust’s legal counsel regarding such matters;

•	Assist legal counsel to Trust in the development of policies and procedures relating to the operation of Trust;

•	Act as liaison to legal counsel to Trust and, where applicable, to legal counsel to Trust’s independent trustees;

•

Coordinate with Trust counsel in the preparation, review and execution of contracts between Trust and third parties, such as Trust’s investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

•

Assist Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Trust’s legal counsel in responding to any non-routine regulatory matters with respect to such matters;

•	Coordinate as necessary the registration or qualification of Shares with appropriate state securities authorities;

•

Manage the preparation for and conducting of board of trustees meetings by (i) coordinating board of trustees book production and distribution process, (ii) subject to review and approval by Trust and its counsel, preparing meeting agendas, (iii) preparing the relevant sections of the board of trustees materials required to be prepared by the Administrator, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 for and as directed by the trustees or Trust counsel, (v) attending board of trustees meetings, and (vi) performing such other board of trustees meeting functions as shall be agreed by the parties in writing (in this regard, Trust shall provide the Administrator with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the board of trustees);

•

Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to Trust’s independent public accountants in connection with the preparation of any audit or report requested by Trust, including the provision of a conference room at the Administrator’s location if necessary (in this regard, Trust’s independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business)

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Enhanced Regulatory Administration Services

•

Attend Board and Committee meetings (in person or telephonically) and prepare initial draft of meeting minutes for review and comment. Circulate draft to fund counsel and other trust representatives and incorporate revisions provided by others into draft, upload final draft minutes to online document repository.

•

Prepare draft written consents, as requested, based on information provided by trust representatives and/or fund counsel. Circulate final written consent to trustees for execution and collation and loading of signatures received into online document repository.

•

Draft routine registration Statement Supplements, including preparation of initial draft and reasonable cooperation with fund counsel and trust representatives to incorporate edits provided by others and coordinate printing and delivery of such items.

Note: Assumes subject matter contained within supplement is sufficiently routine such that SEI’s role is limited to administrative task of creating initial draft based on a template for review by fund counsel (e.g. portfolio manager changes, address changes, portfolio holdings policy disclosure changes)

•

Prepare annual updates of post-effective amendments, including preparation of initial draft and reasonable cooperation with fund counsel and trust representatives to incorporate edits provided by others and coordinate printing and delivery of such items.

•	Prepare and file Rule 17g-1 fidelity[2] Bond filing upon receipt of required information from trust representatives and coordinate printing and delivery of such items.

•

Prepare initial draft of manager change information statements, coordinate with fund counsel and trust representatives to incorporate edits provided by others and coordinate printing and delivery of such items.

•

Prepare draft Quarterly Repurchase Offer filings for Interval Funds (i.e. N-23C3A filings) for review and comment; circulate draft to fund counsel and other trust representatives and incorporate revisions provided by others into draft and coordinate printing and delivery of such items.

•

Draft proxy ballots, agenda, script and minutes for annual shareholder meetings; circulate draft shareholder meeting minutes to fund counsel and other trust representatives and incorporate revisions provided by others into draft and coordinate printing and delivery of such items. Prepare initial draft of proxy statements[3]; circulate draft to fund counsel and other trust representatives and incorporate revisions provided by others into draft.

***

[2]	Note: SEI does not track assets for purposes of Rule 17g-1.
[3]	Each request to draft a proxy statement is subject to a mutually agreed upon work order.

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SCHEDULE III

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT:

Name of Party or Parties:	Highland Capital Management Fund Advisors, L.P. or NexPoint Advisors, L.P., as the case may be

Name of Contact:	Legal and/or R-Operations

Address:	300 Crescent Court, Suite 700
Dallas, Texas 75201

Telephone No.:	972-628-4100

Facsimile No.:	972-628-4147

Email Address:	R-Operations@hcmlp.com

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